CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated January 23, 2017, relating to the financial statements and financial highlights which appear in Delaware Wealth Builder Fund, Delaware Small Cap Core Fund and Delaware Small Cap Value Fund’s (constituting Delaware Group® Equity Funds V) Annual Reports on Form N-CSR for the year ended November 30, 2016. We also consent to the references to us under the headings “Financial Highlights” and "Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 24, 2017